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                                                                   EXHIBIT 10.53


                          PRODUCTION PAYMENT CONVEYANCE

         THIS PRODUCTION PAYMENT CONVEYANCE (this "Conveyance"), dated as of the date set out at the end hereof, is made from and by TransTexas Gas Corporation, a Delaware corporation (herein called "Grantor") to and in favor of Southern Producer Services, L.P., TCW Portfolio No. 1555 DR V Sub-Custody Partnership, L.P. and TCW DR VI Investment Partnership, L.P. (herein collectively called "Grantee").

                                    ARTICLE I

         Section 1.1. Defined Terms. When used in this Conveyance or in any exhibit or schedule hereto (unless otherwise defined in any such exhibit or schedule), the following terms have the respective meanings assigned to them in this section or in the sections, subsections, exhibits and schedules referred to below:

         "Affiliate" means, with respect to any Person: (a) any other Person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of such Person, (b) any other Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by such Person, and (c) any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that, "Affiliate" also means, with respect to Fund V and Fund VI, (i) any of the TCW Beneficiaries, (ii) any trustee, general partner, investment manager, custodian, custodial agent, or other fiduciary of or for Fund V, Fund VI, or any TCW Beneficiary, (iii) Trust Company of the West, a California trust company, and (iv) TCW Asset Management Company, a California corporation, whether acting as Funds Agent or in any other capacity.

         "Agreed Rate" means a rate of interest of fifteen percent (15.0%) per year, calculated on the basis of actual days elapsed and a year of 360 days.

         "Application Date" means the fifth Business Day of each calendar month, starting with May 5, 2000. As used herein with respect to any Application Period, the "related Application Date" means the Application Date that occurs approximately five weeks after the end of such Application Period. For example, if an Application Period ends at 9:00 a.m., Texas time, on March 1 and the fifth Business Day of the following calendar month is April 6, the related Application Date is such April 6.

         "Application Period" means a period of time beginning at 9:00 a.m., Texas time, on the first day of any calendar month and ending at 9:00 a.m., Texas time, on the first day of the next succeeding calendar month. The first Application Period will begin at the Initial Time and will end at 9:00 a.m., Texas time, on April 1, 2000. As used herein with respect to any Application Date, the "related Application Period" means the Application Period ending approximately five weeks prior to such Application Date. For example, if an Application Date occurs on March 5, 6 or 7, the related Application Period is the one which ended at 9:00 a.m., Texas time, on the preceding February 1.


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         "Bankruptcy Court Order" means the order authorizing this Conveyance entered by the United Bankruptcy Court for the Southern District of Texas, Corpus Christi Division, a copy of which is attached hereto as Exhibit C.

         "Barrel" means 42 United States standard gallons of 231 cubic inches per gallon at 60 degrees Fahrenheit.

         "Beneficiary" means any SPS Beneficiary or TCW Beneficiary.

         "British Thermal Unit" or "BTU" means the amount of energy required to raise the temperature of one pound of pure water one degree Fahrenheit from 58.5 degrees Fahrenheit to 59.5 degrees Fahrenheit, as defined in the American Gas Association Gas Measurement Manual and any subsequent revisions.

         "Business Day" means a day that is not a Saturday, a Sunday, a legal holiday in Houston, Texas, a legal holiday in Los Angeles, California, or a legal holiday in Atlanta, Georgia.

         "Commercial Well" has the meaning given such term in Section 3.2(c).

         "Dedication Percentage" means:

                  (a) fifty percent (50%) from the Initial Time until 9:00 a.m., Texas time, on September 1, 2000;

                  (b) sixty-two percent (62%) from 9:00 a.m., Texas time, on September 1, 2000 until 9:00 a.m., Texas time, on March 1, 2001; and

                  (c) seventy percent (70%) from and after 9:00 a.m., Texas time, on March 1, 2001.

         "Delivery Point" means (a) as of the Initial Time, for each field listed on Schedule 2 hereto, the Delivery Point specified for such field on such Schedule, or (b) such other delivery point or points in the vicinity of such field hereafter from time to time designated by Grantee at which Gas from the Subject Interests in such field is (or reasonably could be, without any additional material expenses or expenditures) sold to a third party or delivered into a pipeline for transportation to a market point, or (c) such other delivery point or points as may from time to time be agreed upon in writing by Grantor and Grantee. Unless otherwise agreed by Grantor, any designation by Grantee of a new Delivery Point shall become effective one month after the first day of the next succeeding Application Period.

         "Delivery Services" has the meaning given such term in Section 2.5.

         "Designated Event" has the meaning given such term in the Purchase Agreement.



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         "Direct Taxes" means all ad valorem, property, gathering,
transportation, pipeline regulating, gross receipts, severance, production, excise, heating content, carbon, value, value added, environmental, occupation, franchise, sales, use, fuel, and other taxes and governmental charges and assessments imposed on or as a result of all or any part of the Subject Interests, the Hydrocarbons produced from Subject Interests or the proceeds thereof, the Production Payment, or the PP Hydrocarbons or the proceeds thereof, regardless of the point at which or the manner in which such taxes, charges or assessments are charged, collected, levied or otherwise imposed. The only taxes which are not Direct Taxes are federal income taxes, state income taxes, and franchise taxes levied against any Grantee or any Beneficiary and any other taxes levied against the overall net income of any Grantee or any Beneficiary (including interest, penalties and withholding obligations owing to governmental authorities with respect to such income or franchise taxes). Interest, penalties and withholding obligations owing to governmental authorities with respect to any Direct Taxes shall constitute "Direct Taxes".

         "economically feasible" has the meaning given such term in Section 3.2(c).

         "Environmental Laws" means all applicable local, state or federal laws, rules, regulations, or orders regulating or otherwise pertaining to (a) the use, generation, migration, storage, removal, treatment, remedy, discharge, release, transportation, disposal or cleanup of pollutants, contamination, hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants, (b) the soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air and any other environmental medium on or off any Subject Interest, or (c) the environment or health and safety-related matters; including the following as from time to time amended and all others whether similar or dissimilar and whether now existing or hereinafter enacted: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Resource observation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, as amended, the Toxic Substance Control Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, and all regulations promulgated pursuant thereto.

         "Expense Components" has the meaning given such term in Section 2.2.

         "Field Delivery Charges" means the actual costs, if any, incurred by any Grantee for separating, gathering, compressing, treating, stabilization, or Processing PP Hydrocarbons prior to a Delivery Point or of transporting PP Hydrocarbons to a Delivery Point in a condition satisfactory to meet pipeline specifications and qualifications at such Delivery Point (net of any revenues received by Grantee in connection with any such Processing, to the extent that such revenues are not included in PP Proceeds) or of otherwise providing Delivery Services.

         "Force Majeure" means (a) unavoidable interruption of Delivery Services caused by catastrophic physical events (such as freezing of wells or lines of pipe) or (b) unavoidable or sudden mechanical difficulties relating to performance of the Delivery Services and which by the exercise of due diligence such party is unable to prevent or overcome; provided that Grantor shall not be authorized as a reason for nonperformance, in part or in full, of the Delivery Services, to




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claim an event of Force Majeure to the extent and beginning 24 hours after such time as Grantee has designated a new Delivery Point or Delivery Points that allow Grantor the ability to perform or cause to be performed the Delivery Services despite the event of Force Majeure.

         "Funds Agent" means the Person named as Funds Agent in Section 8.7, acting in such capacity, together with its successors and assigns in such capacity.

         "Fund V" means TCW Portfolio No. 1555 DR V Sub-Custody Partnership, L.P. and, unless the context in which used shall otherwise require, such term shall also include any successor to it as owner at the time in question of any or all of the Production Payment.

         "Fund VI" means TCW DR VI Investment Partnership, L.P. and, unless the context in which used shall otherwise require, such term shall also include any successor to it as owner at the time in question of any or all of the Production Payment.

         "Gas" means natural gas and all other gaseous hydrocarbons, including casinghead gas, whether or not such natural gas and other gaseous hydrocarbons are Processed and including all natural gas liquids that are the products of processing.

         "GBPC" means Galveston Bay Processing Corporation, a wholly-owned subsidiary of Grantor.

         "Grantee" means the Persons named in the preamble to this Conveyance as the Grantee, and, unless the context in which used shall otherwise require, such term shall also include any successor to any such Person as owner at the time in question of any or all of the Production Payment, provided that "a Grantee" or "any Grantee" means any one of the Persons included in "Grantee".

         "Grantor" means the Person named in the preamble of this Conveyance as Grantor, and, unless the context in which used shall otherwise require, such term means any successor-owner at the time in question of any or all of the Subject Interests (other than the Production Payment).

         "Hydrocarbons" means Oil and Gas.

         "Imbalance Charges" has the meaning given such term in Section 2.6(c).

         "Initial Time" means 9:00 a.m., Texas time, on March 1, 2000.

         "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute or statutes.

         "Lease Measuring Point" means, with respect to any particular Subject Well, the point at which the BTU content of Gas included in PP Hydrocarbons produced from such Subject Well is initially measured.

         "Marketer" has the meaning given such term in the Purchase Agreement.



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         "Mcf" means one thousand cubic feet.

         "MMBTU" means one million BTUs.

         "Non-Affiliate" means, with respect to any Person, any Person who is not an Affiliate of such Person.

         "NRI Percentage" means, with respect to each portion of Subject Lands described on Exhibit A, the percentage shown on Exhibit A as the "Net Revenue Interest" for such portion of Subject Lands.

         "Oil" means crude oil, condensate, and other liquid hydrocarbons, specifically to include condensate or other liquid hydrocarbons separated at the surface (e.g., using conventional separators) but not to include the products of Processing.

         "Operating Costs" means, with respect to the Subject Interests or any other properties, respectively, all costs and expenses (including all Direct Taxes, all Field Delivery Charges, and all costs, expenses and liabilities for labor, materials and equipment incurred in connection with the Subject Interests or such other properties and all obligations to the holders of lessors' interests, royalty interests and other interests affecting the Subject Interests or such other properties) incurred in exploring, developing, operating, reworking, remediating and maintaining the Subject Interests or such other properties or in producing, handling, treating and transporting Hydrocarbons produced therefrom. The "Operating Costs" with respect to the Subject Interests also include, without duplication, any other amounts owing by Grantor to Davis Petroleum Corp. (together with its successors and assigns, "Davis") with respect to any of the rights of Davis, or secured by any of the liens of Davis, that are referred to in subparagraph (a) or (to the extent applicable) subparagraph (b) of Paragraph 2 of the Bankruptcy Court Order, but the Operating Costs with respect to the Subject Interests do not include any costs of handling, treating, or transporting Hydrocarbons downstream of a Delivery Point.

         "Percentage Share" means, with respect to each Person included in Grantee, the fractional undivided interest which it owns in the Production Payment at the time in question. At the initial grant of the Production Payment, the Percentage Share of each Person included in Grantee is as follows:

         Fund V            42.859594%
         Fund VI           21.429797%
         SPS               35.710609%

         "Permitted Assigns" has the meaning given such term in Section 6.2.

         "Permitted Encumbrances" has the meaning given such term in the Purchase Agreement.

         "Person" means an individual, corporation, partnership, limited liability company, association, joint stock company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.



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         "PP Hydrocarbons" means the Dedication Percentage of the NRI Percentage of all Hydrocarbons in and under and that may be produced from (or, to the extent pooled or unitized, allocated to) any Subject Lands between the Initial Time and the Termination Time.

         "PP Proceeds" means, for any particular Application Period, the total dollar amount actually received by Grantee during or (to the extent not previously applied) prior to such Application Period, determined after deduction of all PP Severance Taxes (whether paid before or after receipt by Grantee), from sales of PP Hydrocarbons under arm's length sales agreements with third Persons (or under agreements with Affiliates with terms at least as good), provided that to the extent that Fund V and Fund VI sell their Percentage Shares of any PP Hydrocarbons to SPS, as Marketer, under the Production Sales Agreements and SPS then resells to third Persons all of such PP Hydrocarbons (i.e., the Percentage Shares of PP Hydrocarbons so purchased from Fund V and Fund VI together with its own Percentage Share of such PP Hydrocarbons), then
(a) the PP Proceeds received by Fund V and Fund VI shall be the amounts actually paid by SPS, as Marketer, under the Production Sales Agreements for the respective Percentage Shares of Fund V and Fund VI, and (b) SPS, as a Grantee hereunder, shall be deemed to have received PP Proceeds in an amount equal to its own Percentage Share of such PP Hydrocarbons times the price per Barrel or per MMBTU, as appropriate, paid by SPS as Marketer to Fund V and Fund VI for their Percentage Shares of such PP Hydrocarbons.

         "PP Severance Taxes" means all severance taxes actually attributable to the PP Hydrocarbons, taking into account any applicable credits, rebates and other factors.

         "Previous Production Payments" means the production payment previously granted by Grantor to Fund V and Fund VI pursuant to that certain Production Payment Conveyance dated February 23, 1998, as heretofore supplemented and amended and recorded as described in the Reconveyance, and the production payment previously granted by Grantor to Fund VI pursuant to that certain Production Payment Conveyance dated September 30, 1998, as heretofore supplemented and amended and recorded as described in the Reconveyance.

         "Primary Sum" means the sum of $35,003,604 (as such sum may be increased from time to time by amendments or supplements hereto), and at any time the "unliquidated balance of the Primary Sum" shall be the Primary Sum plus the aggregate amounts which have been added thereto pursuant to Section 2.3(a), less the aggregate amount of PP Proceeds which have been applied thereto at or before such time pursuant to Section 2.3(a)(ii), and less any reductions under
Section 2.3(b). The Purchase Agreement contains mechanisms and procedures to increase the Primary Sum, and the parties hereto contemplate that the Primary Sum may be increased from time to time hereafter.

         "Processing" or "Processed" means to manufacture, fractionate or refine Subject Hydrocarbons or otherwise to engage in any process designed to remove elements (hydrocarbons or nonhydrocarbons) from Gas, but such terms do not mean or include natural pressure reduction, the use of normal lease or well equipment or other normal operations on or near any of the Subject Interests (such as the use on or near the lease -- or, in the case of any offshore or near-shore wells, at or near the landfall of the connecting pipeline -- of dehydrators, gas treating facilities, separators, heater-treaters, lease compression facilities, injection or recycling equipment, tank batteries, field gathering systems, pipelines and equipment and so forth).




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References to Hydrocarbons which are "Processed" (including the reference thereto contained in the definition of Gas) refer both to the natural gas liquids and other products of Processing and to the residue gas and other hydrocarbons remaining after such operations.

         "Production Payment" means the term overriding royalty which is granted to Grantee under this Conveyance, as from time to time supplemented and amended, and all other rights, titles, interests, estates, remedies, powers and privileges appurtenant or incident to such term overriding royalty, whether hereunder, under the Purchase Agreement, by operation of law, or otherwise.

         "Production Payment Documents" has the meaning given such term in the Purchase Agreement.

         "Production Payment Period" means the period from and after the Initial Time until the Termination Time.

         "Production Sales Agreements" has the meaning given such term in the Purchase Agreement.

         "Purchase Agreement" means the Purchase Agreement of even date herewith between Grantor and Grantee, as from time to time amended or supplemented.

         "Reconveyance" means the Reconveyance of Production Payment of even date herewith from Grantee to Grantor (a true and correct copy of which is attached hereto as Exhibit B), pursuant to which Grantee has reconveyed the Previous Production Payments to Grantor and Grantor has ratified and confirmed certain indemnification and reimbursement obligations which (as provided in Section 2.9 of each conveyance under which a Previous Production Payment was granted) are to survive the termination thereof.

         "Reimbursable Expenses" means all costs and expenses paid or incurred by or on behalf of any Grantee or its Affiliates which are in any way related to: (a) the negotiation, acquisition, ownership, enforcement, or termination of the Production Payment, this Conveyance, the other Production Payment Documents, or any waivers or amendments hereto or thereto, (b) the negotiation, acquisition, ownership, enforcement, or termination of any related marketing, transportation or processing agreements or (c) any litigation, contest, payment, release or discharge of any adverse claim or demand made or proceeding instituted by any Person affecting in any manner whatsoever the Production Payment, any PP Hydrocarbons or PP Proceeds, this Conveyance or the other Production Payment Document, or the enforcement or defense hereof or thereof, or the defense of any Grantee's and its Affiliates' exercise of their rights hereunder or thereunder. Included among the Reimbursable Expenses are (i) all recording and filing fees, (ii) all reasonable fees and expenses of counsel, engineers, accountants and other consultants, experts and advisors for any Grantee and its Affiliates, (iii) all reasonable travel and other out of pocket expenses of any Grantee and its Affiliates, (iv) all Imbalance Charges payable hereunder by Grantor, and (v) all amounts which any Grantee is entitled to receive under Section 4.1 or 5.1 hereof or with respect to any of Grantor's "Surviving Duties", as defined in the Reconveyance. Notwithstanding the foregoing, Reimbursable Expenses shall not include expenses associated with (1) third party claims relating to title to the Production Payment, to the extent such claims



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arise solely due to the actions of Grantee or its Affiliates, (2) third party claims that arise solely out of the failure by Grantee to perform its obligations under any contractual arrangement entered into directly by Grantee pursuant to Section 2.6 (a) hereof, which failure by Grantee is not caused, in whole or in part, by any failure by Grantor to perform its obligations under any Production Payment Document, or (3) expenses of litigation or arbitration among or between Persons constituting Grantee hereunder, which litigation or arbitration is not caused, in whole or in part, by any failure by Grantor to perform its obligations under any Production Payment Document.

         "Restricted Assignee" has the meaning given to such term in the Purchase Agreement.

         "Retained Interests" means the interests retained by Grantor in the Subject Interests after conveyance of the Production Payment hereunder.

         "Separation Point" means the point at which lease level separation of Oil takes place.

         "SPS" means Southern Producer Services, L.P., and, unless the context in which used shall otherwise require, such term shall also include any successor to it as owner at the time in question of any or all of the Production Payment.

         "SPS Beneficiary" means any Person that at any time is a general or limited partner in SPS.

         "Subject Hydrocarbons" means that portion of the Hydrocarbons in and under and that may be produced from (or, to the extent pooled or unitized, allocated to) Subject Lands which is attributable (after deducting all royalties, overriding royalties, production payments and similar burdens, excluding only the Production Payment, which both burden the Subject Interests at the Initial Time and are reflected in the Net Revenue Interest figures set out on Exhibit A) to the Subject Interests.

         "Subject Interests" means:

                  (a) All of the leasehold interests and other property interests described in Exhibit A attached hereto; and

                  (b) Without limitation of the foregoing, all other right, title and interest (of whatever kind or character, whether legal or equitable and whether vested or contingent) of Grantor in and to the oil, gas and other minerals in and under or that may be produced from Subject Lands (including interests in oil, gas or mineral leases to the extent the same cover such lands, overriding royalties, production payments and net profits interests in such lands or such leases, and fee mineral interests, fee royalty interests and other interests in such oil, gas and other minerals) even though Grantor's interest in such oil, gas and other minerals may be incorrectly described in, or omitted from, Exhibit A; and

                  (c) All rights, titles and interests of Grantor in and to, or otherwise derived from, all presently existing and valid oil, gas or mineral unitization, pooling, or communitization agreements, declarations or orders and in and to the properties covered



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         and the units created thereby (including all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, voluntary unitization agreements, designations or declarations, and so-called "working interest units" created under operating agreements or otherwise) relating to the properties described in subsections (a) or (b) above in this definition.

         "Subject Lands" means the lands and depths described in Exhibit A (where no depth limit is specified, Subject Lands shall include all depths).

         "Subject Wells" means all wells now located on the Subject Lands (whether fully drilled and completed or not) or hereafter drilled on the Subject Lands, and (unless production therefrom is expressly excluded by the terms of the descriptions on Exhibit A) any other wells now or hereafter located on lands or leases pooled, communitized or unitized with the Subject Interests. A well shall be deemed located on lands and depths based on its bottom hole location or the location of other tested or producing zones.

         "TCW Beneficiary" means any Person that at any time is a general or limited partner in Fund V or in Fund VI or any Person for whom such a general or limited partner is acting as investment manager, custodian or custodial agent or in a similar capacity.

         "Termination Time" has the meaning assigned to it in Section 2.9.

         "Total Sum" has the meaning assigned to it in Section 2.2.

         Section 1.2. Rules of Construction. All references in this Conveyance to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Conveyance unless expressly provided otherwise. Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words "this Conveyance", "this instrument", "herein", "hereof", "hereunder"' and words of similar import refer to this Conveyance as a whole and not to any particular subdivision unless expressly so limited. Unless the context otherwise requires: "including" and its grammatical variations mean "including without limitation"; "or" is not exclusive; words in the singular form shall be construed to include the plural and vice versa; words in any gender include all other genders; references herein to any instrument or agreement refer to such instrument or agreement as it may be from time to time amended or supplemented; and references herein to any Person include such Person's successors and assigns. All references in this Conveyance to exhibits and schedules refer to exhibits and schedules to this Conveyance unless expressly provided otherwise, and all such exhibits and schedules are hereby incorporated herein by reference and made a part hereof for all purposes.

                                   ARTICLE II

         Section 2.1. Conveyance. Grantor does hereby GRANT, BARGAIN, SELL, CONVEY, ASSIGN, TRANSFER, SET OVER AND DELIVER unto Grantee, as a production payment, to be held by the Persons included in Grantee in undivided interests in proportion to their Percentage Shares, a term overriding royalty interest carved out of and burdening the Subject



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Interests equal to and measured by all PP Hydrocarbons in and under and that may be produced from (or, to the extent pooled or unitized, allocated to) the Subject Lands, with such production payment to terminate as of the Termination Time.

         TO HAVE AND TO HOLD the Production Payment unto Grantee, its successors and Permitted Assigns, until the Termination Time.

         Section 2.2. Amount and Term. The Production Payment shall continue and remain in full force and effect until the receipt and realization by Grantee from PP Proceeds of the aggregate sum of the amounts specified in the following subsections of this Section 2.2 (herein collectively called the "Total Sum"):

                  (a) the full amount of the Primary Sum; plus

                  (b) an amount equal to the interest which would accrue at the Agreed Rate on the unliquidated balance of the Primary Sum outstanding during the period from the Initial Closing Date (as defined in the Purchase Agreement) to but not including the first Application Date, and thereafter during each period from and including one Application Date to but not including the next occurring Application Date, if the unliquidated balance of the Primary Sum were to bear such interest; plus

                  (c) an amount equal to all Direct Taxes (other than PP Severance Taxes), to the extent such Direct Taxes are paid by any Grantee or Beneficiary should Grantor fail to promptly pay the same as required by Section 2.4, together with an additional amount equal to interest on the amount so paid computed at the Agreed Rate from and including the date any Grantee or Beneficiary pays such Direct Taxes to but not including the earlier of the date such Direct Taxes are either reimbursed by Grantor or paid by the application of PP Proceeds under
         Section 2.3(a) or added to the unliquidated balance of the Primary Sum under Section 2.3(a); plus

                  (d) an amount equal to all Reimbursable Expenses to the extent paid by any Grantee or any Beneficiary should Grantor fail to promptly pay the same as required by Section 2.4, together with an additional amount equal to interest on the amount so paid computed at the Agreed Rate from and including the date any Grantee or Beneficiary pays such Reimbursable Expenses to but not including the earlier of the date such Reimbursable Expenses are either reimbursed by Grantor or paid by the application of PP Proceeds under Section 2.3(a) or added to the unliquidated balance of the Primary Sum pursuant to Section 2.3(a); plus

                  (e) an amount equal to all Operating Costs to the extent paid by any Grantee or Beneficiary should Grantor fail to promptly pay the same as required by Section 2.4, together with an additional amount equal to interest on the amount so paid, computed at the Agreed Rate from and including the date any Grantee or Beneficiary pays such Operating Costs to but not including the earlier of the date such Operating Costs are either reimbursed by Grantor or paid by the application of PP Proceeds under Section 2.3(a) or added to the unliquidated balance of the Primary Sum pursuant to Section 2.3(a).



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The amounts (including interest) referred to in subsections (c), (d) and (e) of this section are herein collectively called the "Expense Components".

         Section 2.3.  Application of PP Proceeds.

         (a) On each Application Date, all PP Proceeds that have actually been received by Grantee (whether from the purchasers of PP Hydrocarbons or from Grantor as provided in Section 2.10) in immediately available funds prior to noon, Los Angeles time, on such Application Date, shall, to the extent not previously applied, be applied as follows to the Total Sum:

                  (i) First, to the amounts described in subsections (b), (c),
         (d) and (e) of Section 2.2; and

                  (ii) Second, to the reduction of the unliquidated balance of the Primary Sum.

If PP Proceeds applied on any Application Date are insufficient to cover the full amounts specified in the foregoing subsection (i) of this subsection (a), then such unrecovered amounts shall be added to the unliquidated balance of the Primary Sum.

         (b) Neither the actual or potential application of PP Proceeds to Expense Components shall release Grantor from its obligations to make any payments or reimbursements of Expense Components required under Section 2.4, but if any PP Proceeds are actually applied to Expense Components or added to the unliquidated balance of the Primary Sum pursuant to the preceding subsection (a) and if such Expense Components (including interest thereon) are thereafter paid or reimbursed by Grantor, then on the next occurring Application Date the unliquidated balance of the Primary Sum shall be reduced by the amounts so paid or reimbursed by Grantor.

         Section 2.4. Non-Cost-Bearing Interest. The Production Payment shall be free and clear of, and Grantee shall have no liability for, any Operating Costs other than PP Severance Taxes. All Operating Costs (other than PP Severance Taxes) shall be borne by the Retained Interests and paid by Grantor promptly, on or before the dates the same become due and owing (except to the extent payment thereof is discharged or the time for payment is extended pursuant to the Bankruptcy Court Order). In addition, Grantor will promptly (and in any event within 30 days after receiving any notice or statement for the same) pay all Reimbursable Expenses which have been incurred and are unpaid and reimburse Grantee or Beneficiaries for any Reimbursable Expenses which have been paid by Grantee or Beneficiaries. Each amount which is to be paid by Grantor pursuant to this Section 2.4 which is instead paid by Grantee or Beneficiaries shall bear interest at the Agreed Rate on each day from and including the date of such payment until but not including the date repaid by Grantor.

         Section 2.5.  Delivery Services.

         (a) Expected Deliveries. To the extent not prevented by Force Majeure, Grantor shall deliver, or cause to be delivered, all PP Hydrocarbons constituting Gas to the relevant Delivery Point in a condition satisfactory to meet or exceed pipeline specifications and qualifications at such Delivery Point and all quality standards and other requirements of the applicable sales, transportation or processing contract, and Grantor will deliver all PP Hydrocarbons constituting Oil at the points at which the Grantor delivers Oil from the same Subject Interests into third party pipelines or to third party transporters in a condition satisfactory to meet all quality standards and other requirements of the applicable sales, transportation or processing contracts. All tasks required to make such delivery (whether gathering, treating, separating, compressing, Processing, transporting, or otherwise) are herein called the "Delivery Services". All Delivery Services, whether performed by Grantor or by any other Person, shall be performed without any cost or charge to Grantee, whether incurred or assessed by Grantor or any other Person, and all costs so incurred or assessed shall be borne and paid by Grantor as provided in
Section 2.4. The Delivery Services shall be provided to Grantee on a first priority basis, to the extent permitted by law and applicable contracts (meaning, for example, that (A) pipeline and compressor capacity, if owned or controlled by Grantor or any Affiliate of Grantor, shall be afforded to Subject Hydrocarbons prior to affording any such capacity to Grantor, any Affiliates of Grantor or any other Person with respect to any other Hydrocarbons, and (B) pipeline and compressor capacity owned or controlled by any Person other than Grantor or any Affiliate of Grantor shall be afforded to Subject Hydrocarbons prior to affording any such capacity to Grantor or any Affiliate of Grantor with respect to any other Hydrocarbons), and Grantor hereby expressly subordinates any capacity rights it may now or hereafter have to the PP Hydrocarbons. Grantor shall, to the extent permitted by law and applicable contracts, take whatever action is appropriate to cause any Affiliate of Grantor or any other Person to afford Subject Hydrocarbons the priority capacity described in this subsection
(a), including assigning to Grantee, upon Grantee's request following failure by Grantor to provide Delivery Services as required hereunder, any capacity rights Grantor may have under assignable contracts or other arrangements with an Affiliate or any other Person as may be necessary or useful to facilitate delivery of PP Hydrocarbons to each Delivery Point in a condition satisfactory to meet or exceed pipeline specifications or qualifications at such Delivery Point.

         (b) Excess Deliveries. If at any time Grantor delivers to Grantee PP Hydrocarbons in excess of the amount of PP Hydrocarbons required to be delivered to Grantee hereunder, the amount of such excess delivery shall not be returned by Grantee but shall instead be deemed an early delivery by Grantor of future PP Hydrocarbons and shall be considered as fully and finally delivered to Grantee for all purposes hereunder on the date received by Grantee; provided that if any Hydrocarbons are delivered hereunder to Grantee following the termination hereof the proceeds of such Hydrocarbons shall be paid to Grantor.

         Section 2.6. Marketing of PP Hydrocarbons by Grantee.

         (a) Marketing by Grantee. Grantee shall take possession of all of the PP Hydrocarbons at the applicable Delivery Points and shall thereafter market and sell such PP Hydrocarbons for its own account, subject to the requirements of Section 4.9 of the Purchase Agreement. Grantor shall take such actions (including executing all division orders, transfer orders, instructions in lieu thereof and other additional instruments) as are necessary or appropriate to achieve such results, and Grantor will cooperate with Grantee in instructing all purchasers of such PP Hydrocarbons to pay the proceeds thereof directly to Grantee and shall execute such additional instruments (including division orders, transfer orders and instructions in lieu thereof) as may be requested by Grantee in connection therewith. If payment for any PP Hydrocarbons is nonetheless made to Grantor for any reason, all amounts so paid to Grantor shall be held in trust by Grantor for Grantee and Grantor shall immediately pay over such proceeds, in the form received, to Grantee (but without recourse to Grantor on any proper endorsement by Grantor to Grantee). Grantor shall not enter into any contracts or other arrangements for the sale, transportation, gathering, Processing or other marketing of Subject Hydrocarbons which would interfere with Grantee's rights under this Section 2.6 to take possession of and market the PP Hydrocarbons, free and clear of such contracts or other arrangements.

         (b) Cooperation and Assistance. Grantee and Grantor will each be taking quantities of Hydrocarbons from the Subject Interests, and Grantor and Grantee recognize that coordination between Grantee and Grantor will be required with respect thereto. Grantor agrees to cooperate with, and assist, Grantee in connection with Grantee's receipt and sale of PP Hydrocarbons. Without limitation of the foregoing:

                  (i) Not less than 10 days prior to the first day of each Application Period, Grantor will notify Grantee or its authorized representatives or direct purchasers, in writing, of the total amounts and average daily amounts of Gas and Oil which Grantor expects to be produced from the Subject Interests during such Application Period and the portion thereof which Grantor projects will be PP Hydrocarbons.

                  (ii) To the extent reasonably practicable, Grantor shall thereafter immediately notify Grantee or its authorized representatives or direct purchasers, in writing, of any change in the rate of delivery of PP Hydrocarbons from the Subject Interests that has come to the attention of Grantor.

                  (iii) Grantor and Grantee will cooperate to ensure that nominations to transporters, processors and purchasers are timely made and that such nominations reflect expected deliveries from the various Subject Interests, and Grantee and its authorized representatives shall be entitled to rely upon Grantor's projections for the purposes of scheduling deliveries with transporters, processors and purchasers and entering into hedges and similar agreements. In no event shall Grantor be responsible for the failure, through no fault of Grantor, of such transporters, processors (except for GBPC) or purchasers to fulfill their obligations under the relevant arrangements.

Unless Grantee otherwise notifies Grantor in writing, Grantor will furnish the information provided for above and will make nominations and schedule deliveries in conjunction with Grantee (and make any revisions to such nominations and reschedule deliveries in conjunction with Grantee) for PP Hydrocarbons (in the form and at the times required by such Persons), directly to the Persons purchasing, processing or transporting PP Hydrocarbons for Grantee. Grantor and Grantee acknowledge to each other that concurrently herewith SPS, Fund V and Fund VI are entering into the Production Sales Agreements under which SPS, as Marketer, is the purchaser of the PP Hydrocarbons belonging to Fund V and Fund VI.

         (c) Responsibility. In the event that Grantee is ever making nominations with respect to PP Hydrocarbons and any charges, costs, penalties or expenses are incurred or payable to any Person solely as a result of Grantee's failure to adjust nominations or scheduled deliveries in accordance with (i) a notification from Grantor to Grantee of any increase or decrease in quantities to be delivered from any Subject Well, or (ii) a notification from Grantee's direct purchaser of any increase or decrease in quantities to be delivered at Delivery Points, where it was reasonably possible for Grantee to make such adjustment without penalty, then, as between the parties hereto, Grantee shall be liable for and shall hold Grantor harmless from any such charges, costs, penalties or expenses. If any such charges, costs, penalties or expenses (the "Imbalance Charges") are incurred or payable to any Person other than in the circumstances provided for in the preceding sentence (including charges, costs, penalties or expenses caused by failure to deliver projected quantities or failure to provide notice of changes in deliveries, or charges, costs, penalties or expenses incurred when Grantor is making nominations, or revisions to nominations, on behalf of Grantee, as provided for in the next-to-last sentence of Section 2.6(b)), then, as between the parties hereto, Grantor shall be liable for and shall indemnify and hold Grantee and SPS harmless for such Imbalance Charges. Each of Grantor and Grantee shall promptly notify the other of any notice received by it from any third party which indicates that an imbalance in deliveries exists or is occurring that may give rise to any such Imbalance Charges.

         Section 2.7. Measurement: Hydrocarbons Lost or Used. As used in this Conveyance, the term "Hydrocarbons" shall not include Oil or Gas produced from any particular Subject Well which are unavoidably lost in the production thereof or in the compression or transportation thereof prior to the Lease Measuring Point for such Subject Well, or which are used by Grantor or the operator of any Subject Well for the production of Subject Hydrocarbons or for the compression or transportation of Subject Hydrocarbons prior to the Lease Measuring Point for such Subject Well, in each case only to the extent the same are lost or used in the course of operations which are being conducted prudently and in a good and workmanlike manner. Grantor hereby represents, warrants and covenants to Grantee as follows: (a) the Lease Measuring Point applicable to each Subject Well is and will continue to be located at a point prior to any point where Gas from such Subject Well is commingled with Gas or any other Hydrocarbons from any other well or wells, (b) Grantor currently meters, and will continue to meter, Gas from each Subject Well separately (i.e., on a well-by-well basis), (c) the volumes (measured in Mcfs) of PP Hydrocarbons constituting Gas produced from or out of any particular Subject Well are measured and determined, and will continue to be measured and determined at the Lease Measuring Point applicable to such Subject Well, and (d) the Separation Point for each Subject Well is and will continue to be upstream of the Lease Measuring Point for such Subject Well. Grantor covenants and agrees to determine the number of MMBTUs in each Mcf of Gas included in PP Hydrocarbons at the Lease Measuring Points.

         Section 2.8. No Proportionate Reduction. It is understood and agreed that, though the Production Payment is conveyed by Grantor to Grantee out of the Subject Interests, the Production Payment shall be equal to the full Dedication Percentage in effect from time to time of the NRI Percentage of the Hydrocarbons produced from (or, to the extent pooled or unitized, allocated to) the various Subject Lands and shall not be reduced for any reason. Among other things, the Production Payment and the PP Hydrocarbons shall not be reduced due to (a) the undivided interest owned by Grantor in a lease constituting any Subject Interests being less than the entire interest in such lease, or (b) the interest in Oil, Gas or other minerals underlying any portion of the Subject Lands which is covered by a particular lease (or group of leases) being less than the entire interest in the oil, gas and other minerals underlying such portion of the Subject Lands, or (c) the share of production from (or, to the extent pooled or unitized, allocated to) any portion of Subject Lands which is attributable to the Subject Interests being less than the NRI Percentage set forth on Exhibit A for such portion of the Subject Lands, or (d) Grantor's failure to own, or otherwise have good title to, all or any part of the Subject Interests as described on Exhibit A.

         Section 2.9. Termination. The Production Payment shall remain in full force and effect until the time (herein called the "Termination Time") when the full aggregate amount of the Total Sum, together with all reimbursements, indemnities, restitutions, and other payments required hereunder, have been fully and indefeasibly received by Grantee as provided herein. At the Termination Time, all rights, titles and interests herein conveyed in and to any Hydrocarbons thereafter produced shall automatically terminate and vest in Grantor, and, upon request by Grantor, Grantee shall execute and deliver such instrument or instruments (in proper recordable form, if applicable) as may be necessary to evidence such termination of the Production Payment; provided that, notwithstanding the foregoing or anything herein to the contrary, any and all obligations which any Person may have to indemnify or reimburse any Grantee or its Affiliates for any reason, or to make payments to any Grantee or its Affiliates on account of PP Hydrocarbons produced before the Termination Time, shall survive any termination of the Production Payment. No pipeline company or other Person purchasing, taking, or processing PP Hydrocarbons shall ever be required to take notice of, or keep informed concerning, the termination of the Production Payment, until actual receipt of written notice from Grantee confirming that such termination has occurred, which Grantee agrees to deliver with reasonable promptness upon request of Grantor. To the extent that Grantee is ever obligated, after the termination of the Production Payment, to reimburse or pay to any Person (including Marketer) any amount that was previously received from the sale of PP Hydrocarbons and applied as PP Proceeds under
Section 2.3 hereof, then Grantor will promptly upon request therefor pay the same amount to Grantee.

         Section 2.10. Immediate Payments. All PP Proceeds received by Grantor (instead of directly by Grantee) in any Application Period shall be immediately paid by Grantor to Grantee. No PP Proceeds (whether paid by Grantor or any other Person) shall be deemed received by Grantee or applied to the Production Payment until such PP Proceeds have been so received by Grantee's bank or collection agent in immediately available funds for the account of Grantee.

                                   ARTICLE III

         Section 3.1. Operations. As between Grantee and Grantor, Grantor shall have exclusive charge, management and control of all operations to be conducted on the Subject Interests. Grantor shall take or cause to be taken any and all actions that a prudent operator would deem necessary in the operation, maintenance and management thereof and in the production, handling, treating and transportation of Hydrocarbons produced therefrom and shall otherwise act in accordance with its customary practices; in doing the foregoing Grantor shall not take into account the diminution in Grantor's share of production from the Subject Interests caused by the granting of the Production Payment and Grantor shall make its economic decisions as if Grantor owned the full interest in the Subject Interests undiminished by the Production Payment. Except as expressly provided in Section 3.1(e) or 3.5 below, and notwithstanding any other provision hereof to the contrary, during the Production Payment Period Grantor shall not conduct any redrilling or deepening of existing Commercial Wells on the Subject Lands and nothing in this Conveyance shall impose upon Grantor any express or implied obligation to conduct any exploration activities, development drilling of new wells or redrilling or deepening of existing wells on the Subject Lands. Without limitation of the foregoing, Grantor shall:

                  (a) operate and maintain the Subject Interests in material conformity with all applicable laws and all rules, regulations and orders of all duly constituted authorities having jurisdiction (including all Environmental Laws) and in conformity with all leases and other contracts and agreements forming a part of or relating to the Subject Interests;

                  (b) promptly pay all Operating Costs with respect to the Subject Interests (except to the extent that (i) Grantor is contesting any such Operating Costs in good faith by appropriate proceedings, (ii) Grantor has reserved adequate funds for the payment thereof, and (iii) if any such Operating Costs are owed to any lessor of any lease under which any of the Subject Interests are held, failure to win such contest would not result in termination or cancellation of such lease);

                  (c) maintain in full force and effect, free of any right of cancellation, forfeiture or termination, the Subject Interests, as well as all material permits, licenses, easements, servitudes and other rights necessary or useful in connection with the operation or management of the Subject Interests or providing the Delivery Services;

                  (d) maintain in good working order and, to the extent necessary, repair and replace, each Subject Well and the equipment needed for production therefrom, and all separation, metering and related facilities that are located on each Lease Measuring Point or Separation Point; and

                  (e) except as may from time to time be otherwise agreed in writing by Grantee, complete each Subject Well and properly equip it for production (as used herein, the term "complete" includes, without limitation, casing, testing, perforating, fracturing, shooting, acidizing or otherwise stimulating and, if testing indicates that such Subject Well would constitute a Commercial Well, physically connecting such Subject Well to a pipeline or other outlet).

As to any of the Subject Interests of which Grantor is now, or hereafter becomes, the operator, Grantor will not resign, or otherwise voluntarily relinquish, its position as operator, except when an assignee of Grantor under a transaction authorized under subsection 6.1(c) becomes operator. As to any matters which Grantor does not control because Grantor is not at that time the operator of a part of Subject Interests, Grantor shall exercise its full contractual rights to cause the operator of such part of the Subject Interests to take any and all actions as are required above.

         Section 3.2. Shut-in or Abandonment of Subject Wells; Abandonment of Subject Interests.

         (a) Need for Consent. Until the termination of the Production Payment, Grantor shall not, without first obtaining the consent of Grantee:

                  (i) abandon (or propose or consent to the abandonment of) any Subject Well or surrender, abandon or release (or propose or consent to the surrender, abandonment or release of) any Subject Interest; provided, however, that after any Subject Well becomes a Commercial Well, Grantor may, without the consent of Grantee, abandon such Subject Well if and when such Subject Well ceases to be a Commercial Well and it would not be economically feasible (without regard to the burden of the Production Payment) to restore the productivity of such well by reworking, reconditioning, plugging back, or otherwise conducting operations with respect to such well (not to include redrilling or deepening of the well).

                  (ii) voluntarily shut-in or restrict the flow from a Subject Well (or propose or consent to such a shut-in or restriction); provided that (1) a shut-in of, or restriction of flow from, a well shall not be deemed to be voluntarily made if it is caused by or results from governmental requirements, operation and maintenance requirements (which cannot be satisfied by actions taken with respect to other wells, which actions do not violate other contractual duties of Grantor), or sound reservoir management requirements, or from an act or event of Force Majeure which act or event is not reasonably within the control of and not caused by the fault or negligence of Grantor and which by the exercise of due diligence Grantor is unable to prevent or overcome, and (2) a Subject Well which has ceased to be a Commercial Well and can be abandoned under subsection (i) above may be shut-in pending such abandonment.

         (b) Reworking. If, prior to the termination of the Production Payment, a Subject Well that has become a Commercial Well then ceases to be a Commercial Well and it would be economically feasible (without regard to the burden of the Production Payment) to restore or enhance the productivity of such well by reworking, reconditioning, plugging back, or otherwise conducting operations relative to such well (not to include redrilling or deepening of the well), Grantor shall take such action to restore or enhance the productivity of such well.

         (c) Definitions of "Commercial Well" and "economically feasible". For all purposes of this Conveyance:

                  (i) A well shall be deemed to be a "Commercial Well" unless and until there arises a condition, which reasonably appears to be permanent, such that the aggregate value of the Hydrocarbons which are being produced or which it reasonably appears will be produced from such well -- net of Direct Taxes and of royalties, overriding royalties and similar ownership interests reflected in the Net Revenue Interest figures set out on Exhibit A, but without regard to the burden of the Production Payment or any liens -- no longer exceeds the costs and expenses directly related to the operation and maintenance of such well.

                  (ii) The restoration of the productivity of a well shall be deemed to be "economically feasible" whenever the net present value, discounted at fifteen percent per annum, of the Hydrocarbons which it reasonably appears will be produced from such well -- net of Direct Taxes, of the costs of operating and maintaining such well (other than overhead charges), and of royalties, overriding royalties and similar ownership interests reflected in the Net Revenue Interest figures set out on Exhibit A, but without regard to the burden of the Production Payment or any liens -- exceeds the costs and expenses directly related to such restoration.

         Section 3.3. Renewals and Extensions and New Leases. This Conveyance and the Production Payment shall apply to all renewals, extensions and other similar arrangements of the leases (or other determinable interests) which are included in the Subject Interests, whether such renewals, extensions or arrangements have heretofore been obtained by Grantor or are hereafter obtained by or for Grantor or any Affiliate thereof and whether or not the same are described in Exhibit A. For the purposes of the preceding sentence, a new lease that covers the same interest (or any part thereof) covered by a prior lease, and which is acquired within one year after the expiration, termination, or release of such prior lease, shall be treated as a renewal or extension of such prior lease.

         Section 3.4. Adverse Claims. Grantor will, immediately after discovery of such claim or demand, cause written notice to be given to Grantee of every adverse claim or demand overtly threatened by any Person affecting the Subject Interests or the Hydrocarbons produced therefrom in any manner whatsoever, or of any proceedings instituted or threatened with respect thereto; and Grantor will cause all necessary and proper steps to be diligently taken to protect and defend the Subject Interests and such Hydrocarbons against any such adverse claim or demand.

         Section 3.5. Insurance and Replacement. Grantor shall maintain or cause to be maintained, at its sole cost and expense and with financially sound and reputable insurers reasonably satisfactory to Grantee, insurance covering the Subject Interests and all wells, equipment and facilities located thereon, against such liabilities, casualties, risks and contingencies and in such types, as is customary in the case of companies engaged in similar operations and having similar property. Such insurance shall in any event include the types and coverages described in Schedule 1, with limits of coverage no less than those set out in such Schedule. All liability insurance shall name Grantee (and, if Grantee so requests, each Beneficiary) as an additional insured. Grantor shall furnish annual certificates of such insurance to Grantee not less than 30 days prior to the expiration or termination of such policy of insurance. In the event of any damage to or loss of any well, equipment or facility on the Subject Interests, Grantor (at no cost to Grantee, and without regard to whether insurance proceeds are available to Grantor) shall promptly redrill, rebuild, reconstruct, repair, restore or replace such damaged or lost property, if such action is economically feasible, as defined in Section 3.2(c).

         Section 3.6. Government Regulation. The obligations of Grantor hereunder shall be subject to all applicable federal, state and local laws, rules, regulations and orders (including those of any applicable agency, board, official or commission having jurisdiction). Grantor shall timely make all material filings with all applicable agencies, boards, officials and commissions having jurisdiction with respect to the Subject Interests or the operation thereof prior to or at the time any such filing becomes due. Should any statute, or any rules or regulations of any governmental body, or any provisions in private contracts (including those limiting the size of overriding royalties and similar interests but excluding any contracts directly entered into by Grantee) become applicable to the Subject Interests so as to limit the portion of the Hydrocarbons produced from the lands covered by a particular Subject Interest which may be attributable to the Production Payment, the Production Payment shall, as to such Subject Interest and for the period of time during which such statute, rule, regulation or contractual provision is applicable, be limited to the maximum amount of production from such lands which can be attributed to the Production Payment under such statute, rule, regulation or contractual provision; provided, however, should such limitation come into effect as to one or more Subject Interests, then

(without prejudice to other rights Grantee may have) the Dedication Percentage applicable to that portion of production from (or, to the extent pooled or unitized, allocated to) Subject Lands covered by other Subject Interests which would be attributable to the Production Payment in the absence of the provisions of this subsection shall be increased, up to a maximum of 75%, as to cause, to the maximum extent possible, Grantee to receive, by virtue of ownership of the Production Payment, the same amount of Hydrocarbons which Grantee would have received had the aforementioned statute, rule, regulation or contractual provision not reduced the share of production from the aforementioned Subject Interest with respect to which the Production Payment could be paid. Unless and until the Dedication Percentages are otherwise increased as provided herein and in the Purchase Agreement, the foregoing increase in the Dedication Percentages shall remain in effect only for so long as such limitation applies, and thereafter until Grantee has received PP Hydrocarbons sufficient to reduce the unliquidated balance of the Primary Sum to what it would have been had such limitation never existed.

         Section 3.7. Pooling and Unitization. Certain of the Subject Interests may have been pooled or unitized for the production of Hydrocarbons prior to the date hereof, and may, after the date hereof, be pooled or unitized (a) pursuant to any law, rule, regulation or order of any governmental body or official, or
(b) voluntarily by Grantor with the consent of Grantee. To the extent certain Subject Interests are so pooled or unitized, such Subject Interests are and shall be subject to the terms and provisions of such pooling and unitization agreements or orders.

         Section 3.8. Non-Consent Operations. Without the prior consent of Grantee, Grantor shall not elect to be a non-participating party with respect to any plugging back, reworking, sidetracking, completion, or other operation on any Subject Interest (or lands pooled therewith), or (except in instances where abandonment of such well would be permitted without Grantee's consent hereunder) elect to be an abandoning party with respect to a well located on any Subject Interest (or lands pooled therewith), if the consequence of such election is that Grantor's interest in such Subject Interest or any part thereof is temporarily (e.g., during a recoupment period) or permanently forfeited to the parties participating in such operations or electing not to abandon such well. Upon any such election by Grantor that is consented to by Grantee, such election shall also be binding on the Production Payment as to the interest so temporarily or permanently forfeited. Any additional interests acquired by Grantor by virtue of electing to pay for or acquire the interest of a non-consenting or abandoning party in a situation of the type described in the preceding sentence shall not become a part of the Subject Interests or be subject to the Production Payment.

         Section 3.9.  Future Gas Imbalances.

         (a) No Undertakes Without Consent. Without the prior consent of Grantee, Grantor will not deliberately take (for itself and for Grantee) a lesser share of Gas produced from a Subject Well than the share of Gas which Grantor and Grantee are collectively entitled to take by virtue of ownership of the Subject Interests (without regard to any rights to take a lesser share under any production balancing agreement or other arrangement or any rights under common law with respect to production balancing), except as a result of Grantor and Grantee, or any predecessor in title to such Subject Interest, having previously taken from such Subject Well or other wells located on Subject Interests more Gas than such parties would be entitled to receive by virtue of their ownership ("previous overproduction"), but only to the extent that the amount of such previous overproduction occurred after the Initial Time or occurred prior to the Initial Time and is disclosed under Section 4.1(j) of the Purchase Agreement. If any such deliberate undertakes by Grantor occur in violation of this Section 3.9, the PP Hydrocarbons shall be determined (to the maximum extent allowed under applicable law and any applicable Permitted Encumbrances) without regard thereto. It is recognized, however, that due to differences between the nominations by Grantor and its (and Grantee's) share of actual production and differences between nominations by other owners of production and their shares of actual production, minor instances of overproduction or underproduction will frequently occur, and any such instances will not be deemed violations of this
Section 3.9.

         (b) Proportional Sharing in Overtakes. If, as permitted by applicable contracts and laws, Grantor takes a greater share of the Gas produced from a Subject Well than the share of Gas which Grantor is entitled to take by virtue of ownership of the Subject Interests (such shares determined without regard to the existence of the Production Payment), then Grantee shall be entitled to share in such overproduction with Grantor in the same percentages that they share in the normal production from such well (i.e., the production to which they are entitled without regard to such overproduction).

         (c) No Balancing From Other Properties. Except to the extent, if any, that a Subject Interest is subject to such a balancing arrangement before it becomes subject to this Conveyance and such fact is disclosed to (and accepted by) Grantee as an express exception to Section 4.1(j) of the Purchase Agreement, Grantor will not allow any Subject Interest to be subject to any production balancing arrangement under which one or more third Persons may take a portion of the production attributable to such Subject Interest without payment (or without full payment) therefor as a result of production having been taken from, or as a result of other actions or inactions with respect to, properties other than such Subject Interest.

                                   ARTICLE IV

         SECTION 4.1.  NO LIABILITY OF GRANTEE; INDEMNITY.  EXCEPT AS
OTHERWISE SPECIFICALLY PROVIDED IN THIS CONVEYANCE WITH RESPECT TO PP SEVERANCE TAXES, GRANTEE SHALL NEVER BE RESPONSIBLE FOR ANY PART OF THE COSTS, EXPENSES OR LIABILITIES INCURRED IN CONNECTION WITH THE EXPLORING, DEVELOPING, OPERATING, OWNING, MAINTAINING, REWORKING OR RECOMPLETING OF THE SUBJECT INTERESTS OR SUBJECT LANDS, THE PHYSICAL CONDITION OF THE SUBJECT INTERESTS OR THE SUBJECT LANDS, OR THE PRODUCING, HANDLING, TREATING OR TRANSPORTING OF HYDROCARBONS PRODUCED FROM THE SUBJECT LANDS (INCLUDING ANY COSTS, EXPENSES, LOSSES OR LIABILITIES RELATED TO VIOLATION OF AN ENVIRONMENTAL LAW OR OTHERWISE RELATED TO DAMAGE TO OR REMEDIATION OF THE ENVIRONMENT, WHETHER THE SAME ARISE OUT OF GRANTEE'S OWNERSHIP OF AN INTEREST IN PROPERTY OR OUT OF THE ACTIONS OF GRANTOR OR GRANTEE OR OF THIRD PARTIES OR ARISE OTHERWISE), OR

THE FAILURE BY GRANTOR TO HAVE GOOD AND DEFENSIBLE TITLE TO THE SUBJECT INTERESTS FREE AND CLEAR OF ALL BURDENS, ENCUMBRANCES, LIENS AND TITLE DEFECTS OTHER THAN PERMITTED ENCUMBRANCES (INCLUDING ANY COSTS, EXPENSES, LOSSES OR LIABILITIES SUFFERED BY GRANTEE AS A RESULT OF ANY CLAIM THAT GRANTEE MUST PAY OVER TO ANY PERSON ANY PART OF THE PP PROCEEDS AT ANY TIME PREVIOUSLY RECEIVED OR THEREAFTER TO BE RECEIVED BY GRANTEE), AND GRANTOR AGREES TO INDEMNIFY AND HOLD GRANTEE HARMLESS FROM AND AGAINST ALL COSTS, EXPENSES, LOSSES AND LIABILITIES INCURRED BY GRANTEE IN CONNECTION WITH ANY OF THE FOREGOING OR IN CONNECTION WITH THE PRODUCTION PAYMENT, THE PURCHASE AGREEMENT, THIS CONVEYANCE, ANY OTHER PRODUCTION PAYMENT DOCUMENT, OR THE TRANSACTIONS AND EVENTS (INCLUDING THE ENFORCEMENT OR DEFENSE THEREOF OR HEREOF) AT ANY TIME ASSOCIATED WITH OR CONTEMPLATED IN ANY OF THE FOREGOING. SUCH INDEMNITY SHALL ALSO COVER ALL COSTS AND EXPENSES OF ANY GRANTEE, INCLUDING REASONABLE LEGAL FEES AND EXPENSES, WHICH ARE INCURRED INCIDENT TO THE MATTERS INDEMNIFIED AGAINST. AS USED IN THIS
ARTICLE IV, "GRANTEE" REFERS TO THE PERSONS NAMED AS GRANTEE AT THE BEGINNING OF THIS CONVEYANCE, TO FUNDS AGENT AND THE BENEFICIARIES, TO MARKETER, AND TO THE RESPECTIVE SUCCESSORS AND ASSIGNS AND AFFILIATES OF EACH OF THE FOREGOING, TOGETHER WITH ALL OF THE RESPECTIVE OFFICERS, DIRECTORS, AGENTS, BENEFICIARIES, TRUSTEES, ATTORNEYS AND EMPLOYEES OF THE FOREGOING OR OF THEIR SUCCESSORS, ASSIGNS AND AFFILIATES.

         Section 4.2. Release. No recourse shall be had for any presently existing claim that may exist by or on behalf of Grantor against Grantee based on this Conveyance or the other Production Payment Documents or the transactions and events (including the enforcement or defense hereof or thereof) associated with or contemplated in any of the foregoing, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty, or otherwise, and GRANTOR HEREBY RELEASES GRANTEE FROM ANY AND ALL SUCH LIABILITY, WHETHER BASED UPON CONSTITUTION, STATUTE, COMMON LAW, OR EQUITY, AS A PART OF THE CONSIDERATION FOR THE PURCHASE BY GRANTEE OF THE PRODUCTION PAYMENT; PROVIDED THAT GRANTEE IS NOT HEREBY RELEASED FROM ANY LIABILITIES FOR ANY BREACH BY GRANTEE OF GRANTEE'S CONTRACTUAL DUTIES UNDER THE PRODUCTION PAYMENT DOCUMENTS.

         Section 4.3. Scope of Indemnities and Releases. THE INDEMNITIES AND RELEASES GIVEN UNDER THE FOREGOING SECTIONS 4.1 AND 4.2 SHALL APPLY WHETHER OR NOT ARISING OUT OF THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, FAULT OR STRICT LIABILITY OF ANY GRANTEE OR ANY OTHER PERSON INDEMNIFIED HEREUNDER AND SHALL APPLY, WITHOUT LIMITATION, TO ANY LIABILITY IMPOSED UPON ANY PERSON INDEMNIFIED HEREUNDER AS A RESULT OF ANY STATUTE, RULE, REGULATION, THEORY OF STRICT LIABILITY OR OTHERWISE.

The foregoing indemnities shall not, however, apply to any costs, expenses, losses or liabilities of any Grantee which are proximately caused solely by its own gross negligence or willful misconduct. The foregoing indemnities and releases shall survive the termination of the Production Payment and of this Conveyance.

                                    ARTICLE V

         Section 5.1. Remedies. If a Designated Event occurs then Grantee may, either on its own behalf or through any agent or representative and in addition to all other rights and remedies available to Grantee at law and in equity (including the right to sue for damages, which right of Grantee is specifically acknowledged), exercise any one or more of the following remedies (it being agreed that the exercising of any one remedy shall not preclude the exercising of any other remedy):

         (a) If Grantor has failed to perform any act or to take any action which Grantor is required hereunder to perform or take or to pay any money which Grantor is required hereunder to pay, then, upon written notice to Grantor, Grantee may, but shall not be obligated to, perform or cause to be performed such act or take such action or pay such money, all in Grantor's name or in Grantee's own name. Any expenses so incurred by Grantee and any money so paid by Grantee shall be a demand obligation owing by Grantor to Grantee (which obligation Grantor hereby expressly promises to pay) and Grantee, upon making such payment, shall be subrogated to all of the rights of the Person receiving such payment. Each amount due and owing by Grantor to Grantee pursuant to this subsection shall bear interest each day, from the date of such expenditure or payment until paid, at the Agreed Rate, which interest shall be payable on the first day of each month and shall itself bear interest at the same rate if not timely paid.

         (b) Grantee shall be entitled to apply to a court of competent jurisdiction for the specific performance or observance of any covenant or agreement or in aid of the execution of any power herein granted and for the appointment of a receiver for the Subject Interests but no such appointment shall prejudice or affect the rights of Grantee to receive all PP Hydrocarbons, all PP Proceeds, and any amounts due hereunder.

         Section 5.2. Termination of Remedies. The specific remedies to which Grantee may become entitled under Sections 5.1(a) and (b) shall cease to be exercisable when all Designated Events have been fully cured or otherwise ceased to exist (provided that the effecting of performance or observation of any unperformed covenant or agreement, or other resolution of a Designated Event, by Grantee or Grantee's agent or representative shall not be deemed to cure such Designated Event unless and until Grantor reimburses Grantee for all costs and expenses incurred by Grantee in connection therewith), without prejudice, however, to the exercise of any such remedies upon any subsequent occurrence of a Designated Event. Nothing in this section shall impose limitations or otherwise inhibit the exercise of any other rights or remedies which Grantee may have.

                                   ARTICLE VI

         Section 6.1. Assignments by Grantor. Without the prior consent of Grantee (which consent may be granted or withheld in the sole and absolute discretion of Grantee), Grantor shall not assign, sell, transfer, convey, exchange, mortgage or pledge all or any part of the Subject Interests or create any lien thereon or security interest therein, except that, without the prior consent of Grantee, Grantor may:

         (a) permit Permitted Encumbrances to exist against all or any part of the Subject Interests;

         (b) mortgage any Retained Interest to any Person (and any such mortgagee may foreclose its lien upon such Retained Interests); and

         (c) transfer and convey all, but not less than all, of Grantor's interests in the Retained Interests to any corporate entity, the stock in which is directly and wholly owned by Grantor,

provided that, in the case of any mortgage or transfer and conveyance described in subsections (b) or (c) above, (i) such Person or entity must expressly acknowledge the Production Payment as carved out of and burdening the Subject Interests, including the Subject Interests mortgaged or transferred and conveyed to it (and, to the extent such Person receives other assets or collateral from Grantor or its Affiliates that are the subject of any transportation, processing, treatment, storage or similar contract relating to PP Hydrocarbons between any buyer from Grantee and Grantor or any of its Affiliates, must expressly acknowledge that such contract will continue to remain in effect following such transfer and conveyance or any foreclosure on any such collateral), (ii) such Person or entity (in the case of subsection (b) only) must agree not to enforce any rights with respect to the Retained Interests (under such mortgage or otherwise) in any way which prevents any owner of the Retained Interests (whether Grantor or its successors and assigns) from honoring its duties with respect to this Conveyance and must agree that any Person acquiring the Retained Interests by foreclosure or other sale pursuant to such mortgage will take the same subject to the obligation to perform, from and after the date of such acquisition, the duties of Grantor with respect to this Conveyance (other than any duties to pay damages for breach of any title warranty or to pay damages for any other breach of the this Conveyance by Grantor prior to the date of such acquisition), (iii) such Person or entity (in the case of subsection (c) only) must assume in writing for the benefit of Grantee all of the liabilities and obligations of Grantor hereunder and under the Purchase Agreement and must succeed Grantor as the operator of the Subject Interests, and (iv) the transfer, mortgage, or conveyance shall not constitute or precipitate a breach or event of default under any trust indenture or other material agreement of Grantor or otherwise directly relating to the Subject Interests. Notwithstanding the foregoing, TransTexas Gas Corporation shall, from and after any such transfer, mortgage, or conveyance, continue to remain jointly and severally liable for all of the liabilities and obligations of Grantor under this Conveyance or the Purchase Agreement or the other Production Payment Documents. By its acceptance of the benefits of this Conveyance, Grantee hereby confirms that the foregoing requirements of this Section 6.1 are satisfied by the provisions of (1) Section 9.2 of the Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement recorded contemporaneously herewith, made by Grantor for the benefit of GMAC Commercial Credit LLC, as Agent and (2) Section 9.2 of the Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement recorded contemporaneously herewith, made by Grantor for the benefit of Firstar Bank, N.A., as indenture trustee.

         Section 6.2. Assignments by Grantee. Grantee's interest in the Production Payment may not be transferred except in compliance with this section. Any Grantee and any Permitted Assign (as hereinafter defined) shall have the right to sell, assign, transfer or convey its interest in the Production Payment, in whole or in part (and either absolutely or by mortgage or other security instrument), at any time; provided that:

                  (a) no change of ownership or right to receive payment of the Production Payment or of any part thereof, however accomplished, shall be effective or binding upon Grantor until notice thereof, including the Percentage Share and address of the transferee, shall have been registered with Grantor by the transferor and by the transferee (which transferee must make to Grantor the representations and warranties in
         Section 4.2 of the Purchase Agreement), and then only with respect to production occurring after receipt of such notice, and

                  (b) neither Grantee nor any Permitted Assign shall assign or convey any rights under or any interest in the Production Payment Documents or the Production Payment to any Restricted Assignee.

Any Person to whom all or any interest in the Production Payment is assigned or conveyed in accordance with the foregoing requirements is herein called a "Permitted Assign". Grantor shall keep records of all Permitted Assigns, their Percentage Shares, and their addresses, and shall give notice thereof to the other Persons, if any, from time to time holding the interests of Grantee hereunder.

         Section 6.3. More Than Three Grantees. If the interests of Grantee under this Conveyance are ever owned by more than three Persons, all Persons owning interests hereunder that were originally granted to SPS shall designate one Person and all Persons owning interests hereunder that were originally granted to Fund V or Fund VI shall designate a second Person, in each case to act as their agent to deliver and receive all communications (including consents) and exercise the discretion of Grantee hereunder on their behalf.

         Section 6.4. Binding Effect. All the covenants and agreements of the respective parties herein contained shall be deemed to be covenants running with the Subject Interests and the lands covered thereby or included therein. All of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

                                   ARTICLE VII

         Section 7.1. Warranty. Grantor hereby binds itself to warrant and forever defend all and singular title to the Production Payment and the PP Hydrocarbons unto Grantee, its successors and Permitted Assigns, against every person lawfully claiming or to claim the same or any part thereof, subject, however, to the Permitted Encumbrances. Without limitation of the generality of the foregoing, Grantor represents and warrants to Grantee that the ownership of Grantor of the Subject Interests does and will, with respect to each tract of land identified in Exhibit A hereto, subject only to the Permitted Encumbrances:

         (a) entitle Grantor to receive (subject to and before giving effect to the Production Payment), free and clear of liens and encumbrances (except the Permitted Encumbrances), a decimal or percentage net revenue interest share of the Hydrocarbons produced from, or allocated to, such well or unit equal to not less than the decimal or percentage interest set forth in Exhibit A in connection with such tract of land in the column headed "Net Revenue Interest", and

         (b) cause Grantor to be obligated to bear a decimal or percentage share of the costs associated with wells or operation on such tract of land not greater than the decimal or percentage share set forth in Exhibit A in connection with such tract of land in the column headed "Working Interest", without a corresponding increase in net revenue interest.

Grantor further represents and warrants to Grantee that such shares of production which Grantor is entitled to receive, and shares of expenses which Grantor is obligated to bear, are not and will not be subject to change except, and only to the extent that, such changes are reflected on Exhibit A. This Conveyance is made with full substitution and subrogation of Grantee in and to all covenants, representations and warranties by others heretofore given or made with respect to the Subject Interests.

         Section 7.2. Davis Agreements. Grantee acknowledges and agrees that, notwithstanding anything to the contrary in this Conveyance:

                  (a) the Production Payment, insofar as it is carved out of the properties and interests that are subject to the liens and rights of Davis Petroleum Corp. under the "Eagle Point Agreements," as each is modified and supplemented by the "September Letter Agreement," (as such terms are defined in the November 30, 1999 Order of the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division, entitled "Order (1) Pursuant to Motion Filed July 28, 1999 Authorizing the Transfer and Conveyance to Davis Petroleum Corp. Of Certain Assets Free and Clear of Liens and Encumbrances; and (2) Pursuant to Motion Filed October 18, 1999, (A) Approving the Amendment and Assumption of Certain Operating Agreements With Davis Petroleum Corp.; (B) Ratifying the Termination of Certain Operating Agreements and Exploration Agreements With Davis Petroleum Corp.; (C) Approving an Agreement With Davis Petroleum Corp. Concerning the Drilling of the Trout Point Prospect; (D) Authorizing the Transfer, Conveyance and Assignment of Certain Properties to Davis Petroleum Corp. Free and Clear of Liens, Claims, Charges and Encumbrances; and (E) Directing Turnover of Pre-Petition Funds Owed by Davis Petroleum Corp.) entered in the case styled In re TransTexas Gas Corporation, et al. , case no. 99-21550 (the "November 30 Order") and as each may is modified or replaced by the "Amended Agreements" referred to below, shall be subject to, and the Permitted Encumbrances shall include, such liens and rights of Davis Petroleum Corp.; and

                  (b) if the Production Payment is at any time carved out of the properties and interests that are subject to the liens and rights of Davis Petroleum Corp. under the "Trout Point Agreements," as each is modified and supplemented by the "September Letter Agreement," as such terms are defined in the November 30 Order, then the New Production Payment, insofar as it is carved out of such properties and interests, shall be subject to, and the Permitted Encumbrances shall include, such liens and rights of Davis Petroleum Corp.

As used above, "Amended Agreements" means the four following letter agreements, each dated March 1, 2000 and sent by Davis Petroleum Corp. to (1) Tejas Gas Marketing, LLC, Grantor and SPS, (2) Pan Energy Marketing Company, Grantor and SPS, (3) Enron Reserve Acquisition Corp., Grantor and SPS, and (4) Duke Energy Field Services, Grantor and SPS. These four letter agreements replace the royalty letter agreements described in Paragraph C.(1)(iv) - (ix) of the November 30 Order.

                                  ARTICLE VIII

         Section 8.1. Choice of Law. This Conveyance shall be construed and enforced in accordance with and governed by the laws of the State of Texas (without regard to conflicts of law principles thereof that would cause another state's law to apply) and the laws of the United States of America.

         Section 8.2. Intentions of the Parties. Nothing herein contained shall be construed to constitute any party hereto (under state law or for tax purposes) in partnership with any other party. In addition, the parties hereto intend that the Production Payment shall at all times be treated (and all provisions of this Conveyance shall be construed and treated accordingly): (a) as a production payment (i.e., a term overriding royalty) and a presently vested interest in real property under the laws of each state in which Subject Interests are located; and (b) for federal income tax purposes only, as a mortgage loan in registered form (and not a "royalty" or other "economic interest" in Hydrocarbons) within the meaning of the Internal Revenue Code and the regulations and judicial authority relating thereto.

         Section 8.3. Ownership of Equipment. The Production Payment does not include any right, title or interest in and to any of the personal property, fixtures, structures or equipment now or hereafter placed on, or used in connection with, the Subject Interests, and the interest herein conveyed to Grantee is exclusively a production payment (i.e., a term overriding royalty).

         Section 8.4. Further Assurances. Grantor agrees to execute and deliver to Grantee all such other and additional instruments, notices, division orders, transfer orders and other documents and to do all such other and further acts and things as may be necessary to more fully and effectively grant, convey and assign to Grantee the rights, titles, interest and estates conveyed to Grantee hereby or intended to be so conveyed.

         Section 8.5. Partition. Grantor and Grantee acknowledge that neither has any right or interest that would permit it to partition any portion of the Subject Interests as against the other, and each waives any such right.

         Section 8.6. Notices and Addresses. All notices and other communications required or permitted under this Conveyance shall be in writing and, unless otherwise specifically provided, shall be delivered personally or by telecopier or by registered or certified mail, postage prepaid, or by delivery service with proof of delivery, at the respective addresses shown below, and shall be deemed delivered on the date of receipt. Either party may specify as its proper address any other street address within the continental limits of the United States by giving notice to the other party, in the manner provided in this Section, at least fifteen (15) days prior to the effective date of such change of address.

Grantor's address:

         1300 North Sam Houston Parkway East
         Suite 310
         Houston, Texas 77032-2949
         Attention:  Ed Donahue
         Telephone:  281/987-8600
         Telecopy:  281/986-8865

Grantee's address:

         Southern Producer Services, L.P.
         1200 Smith Street
         Suite 2890
         Houston, Texas 77002
         Attention: David W. Stewart
         Telephone: (713) 276-1902
         Telecopy:   (713) 276-1990

         TCW Portfolio No. 1555 DR V Sub-Custody Partnership, L.P. and TCW DR VI Investment Partnership, L.P.
         c/o Trust Company of the West
         865 South Figueroa
         Los Angeles, California 90017
         Attention: Thomas F. Mehlberg
         Telephone:  213/244-0702
         Telecopy:  213/244-0604
         with a copy to the Funds Agent at its address:

         TCW Asset Management Company
         1000 Louisiana
         Suite 2175
         Houston, Texas  77002
         Attention: Kurt Talbot
         Telephone:  713/615-7413
         Telecopy:  713/615-7460

         Section 8.7. Funds Agent; Consents, Waivers, Supplements and
Amendments.

         (a) Fund V and Fund VI have, pursuant to the Purchase Agreement, appointed TCW Asset Management Company as their agent (herein called the "Funds Agent") to administer the Production Payment and to act on their behalf (as Persons included in Grantee) in giving any consents or waivers under this Conveyance, in making any amendments or supplements hereto, and in arranging for the marketing of the PP Hydrocarbons. Unless and until this Conveyance is supplemented to reflect the termination of such agency or the appointment of a replacement or successor Funds Agent (which supplement may be executed by Fund V and Fund VI without the joinder of Grantor or SPS), all Persons dealing with Grantor or Grantee in connection with the Production Payment shall be entitled to rely upon the authority of TCW Asset Management Company to act as Funds Agent for Fund V and Fund VI in connection herewith.

         (b) No consent, waiver, supplement or amendment given by Grantee in connection with this Conveyance or the Production Payment shall be valid or effective unless given be in writing and signed by each Person included in Grantee (provided that Funds Agent may sign the same on behalf of Fund V and Fund VI but not on behalf of SPS).

         Section 8.8. Counterparts. This Conveyance is being executed in multiple counterparts, all of which are identical, except that, (i) to facilitate recordation, in certain counterparts hereof only those portions of Exhibit A which contain descriptions of properties located in the recording jurisdiction in which the particular counterpart is to be recorded are included, and (ii) Schedule l may be omitted from counterparts hereof which are being recorded. All of such counterparts shall constitute one and the same instrument. Complete copies of this Conveyance containing the entirety of Exhibit A, and all schedules hereto, have been retained by Grantor and Grantee.

         This Conveyance is executed on the day of March, 2000 and is made effective as to runs of Oil and deliveries of Gas as of the Initial Time.


                                        TRANSTEXAS GAS CORPORATION


                                        By:
                                           --------------------------------
                                           Name:  Ed Donahue
                                           Title:  Vice President

STATE OF TEXAS                    )
                                  )
COUNTY OF DALLAS                  )

         The foregoing instrument was acknowledged before me on this ____ day of March, 2000, by Ed Donahue as Vice President of TransTexas Gas Corporation, a Delaware corporation, on behalf of such corporation.





                                         -------------------------------------
                                         Notary Public, State of Texas

LIST OF EXHIBITS AND SCHEDULES


Schedule 1 - Insurance

Schedule 2 - Delivery Points

Exhibit A - Property Descriptions

Exhibit B - Reconveyance

Exhibit C - Bankruptcy Court Order